Exhibit 10.9
CHANGE OF CONTROL
EMPLOYMENT AGREEMENT

This Change of Control Employment Agreement (the “Agreement”) is entered into by and between Energizer Holdings, Inc. (the “Company”) and ____________ (the “Executive”).

I.Definitions.
Except as otherwise defined herein, the meaning of each defined term that is used in this Agreement is set forth below.
“AAA” shall mean the American Arbitration Association.
“Board” shall mean the Board of Directors of the Company.
“Business Combination” shall mean a merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company approved by the stockholders of the Company.
“Cause” shall mean Executive’s willful breach or failure to perform his or her employment duties. For purposes of this Agreement, no act, or failure to act, on the part of Executive shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that such action or omission was in the best interest of the Company. Notwithstanding the foregoing, Executive’s employment shall not be treated as having been terminated for Cause unless the Company delivers to Executive, prior to or at Termination of Employment, a certificate of a resolution duly adopted by the affirmative vote of not less than seventy-five percent (75%) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive has engaged in such willful conduct and specifying the details of such willful conduct.
“Change of Control” shall be deemed to have occurred if there is a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under Exchange Act, whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change of Control shall be deemed to have occurred if:
(i)any “person” (as such term is used in Sections 13(d) and 14(d)(2) as currently in effect, of the Exchange Act) is or becomes a “beneficial owner” (as determined for purposes of Regulation 13D-G, as currently in effect, of the Exchange Act), directly or indirectly, of securities representing twenty percent (20%) or more of the total voting power of all of the Company’s then outstanding voting securities. For purposes of this Agreement, the term “person” shall not include: (A) the Company Group, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company Group, or (C) an underwriter temporarily holding securities pursuant to an offering of said securities;
(ii)during any period of two (2) consecutive calendar years, individuals who at the beginning of such period constitute the Board and any new director(s) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board;
(iii)the stockholders of the Company approve a Business Combination, in each case, unless following such Business Combination: (i) all or substantially all of the individuals and entities who were the “beneficial owners” (as determined for purposes of Regulation 13D-G, as currently in effect, of the Exchange Act) of the outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, securities representing more than fifty percent (50%) of the total voting power of the then outstanding voting securities of the corporation resulting from such Business Combination or the parent of such corporation (the “Resulting Corporation”); (ii) no “person” (as such term is used in Section 13(d) and 14(d) (2), as currently in effect, of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or the Resulting Corporation, is the “beneficial owner” (as determined for purposes of Regulation 13D-G, as currently in effect, of the Exchange Act), directly or indirectly, of voting securities representing twenty percent (20%) or more of the total voting power of then outstanding voting securities of the Resulting Corporation; and (iii) at least a majority of the members of the board of directors of the Resulting Corporation were members of the Board at the time of the execution of the initial agreement, or at the time of the action of the Board, providing for such Business Combination;
(iv)the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company and such liquidation or dissolution is commenced;
(v)a Section 409A Change of Control occurs; or
(vi)any other event that a simple majority of the Board, in its sole discretion, shall determine constitutes a Change of Control.
“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder.
“Committee” shall mean the Human Capital Committee of the Board (or any successor committee thereto).
“Company” shall mean Energizer Holdings, Inc., a Missouri corporation, or any surviving entity or successor, and the parent of any such surviving entity or successor, to all of substantially all of its assets and/or business by merger, consolidation, purchase of assets or otherwise.
“Company Group” shall mean any corporation, subsidiary, or other business entity that from time to time is, along with the Company, a member of a controlled group of businesses, as defined in Sections 414(b) and 414(c) of the Code, provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in such test. A corporation or other business entity ceases to be a member of the Company Group when a sale or other disposition causes it to fall outside the definition of the term Company Group. When the context so requires, the term “Company Group” refers to an individual member of the Company Group.
“Disability” shall mean an illness, injury or similar incapacity which 52 weeks after its commencement, continues to render Executive unable to perform the material and substantial duties of Executive’s position or any substantially similar occupation or substantially similar employment for which Executive is qualified or may reasonably become qualified by training, education or experience. Any question as to the existence of a Disability upon which Executive and the Company cannot agree shall be determined by a qualified independent physician selected by Executive (or, if Executive is unable to make such selection, by any adult member of Executive’s immediate family or Executive’s legal representative), and approved by the Company, such approval not to be unreasonably withheld. The determination of such physician made in writing to both the Company and Executive shall be final and conclusive for all purposes of this Agreement.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Good Reason” shall mean the occurrence, without Executive’s prior express written consent, of any of the following circumstances:
(i)The assignment to Executive of any duties inconsistent with Executive’s status or responsibilities as in effect immediately prior to a Change of Control, including imposition of travel obligations which differ materially from required business travel immediately prior to the Change of Control;
(ii)(A) A reduction in Executive’s annual base salary as in effect immediately before the Change of Control; or (B) the failure to pay a bonus award to which Executive is entitled under any short-term incentive plan(s) or program(s), any long-term incentive plan(s) or program(s), or any other incentive compensation plan(s) or program(s) of Company in which Executive participated immediately prior to the time of the Change of Control;
(iii)A change in the principal place of Executive’s employment, as in effect immediately prior to the Change of Control to a location more than fifty (50) miles distant from the location of such principal place at such time;
(iv)The failure by the Company to offer Executive participation in incentive compensation or stock, stock-based, or stock option plans on at least a substantially equivalent basis, both in terms of the nature and amount of benefits provided and the level of Executive’s participation, as is then being provided by the Company to similarly situated peer executives of the Company;
(v)(A) Except as required by law, the failure by the Company to offer Executive benefits on at least a substantially equivalent basis, in the aggregate, to those then being provided by the Company to similarly situated peer executives of the Company under the qualified and non-qualified employee benefit and welfare plans of the Company, including, without limitation, any pension, deferred compensation, life insurance, medical, dental, health and accident, disability, retirement or savings plan(s) or program(s) offered by the Company; (B) the taking of any action by the Company that would, directly or indirectly, materially reduce or deprive Executive of any other perquisite or benefit then being offered by the Company to similarly situated peer executives of the Company (including, without limitation, Company-paid and/or reimbursed club memberships, financial counseling fees and the like); or (C) the failure by the Company to treat Executive under the Company’s vacation policy, past practice or special agreement in the same manner and to the same extent as then being provided by the Company to similarly situated peer executives of the Company;
(vi)The failure of the Company to obtain a satisfactory written agreement from any successor prior to consummation of the Change of Control to assume and agree to perform this Agreement, as contemplated in Section VI(a); or
(vii)Any purported Termination of Employment by the Company of Executive that is not effected pursuant to a Notice of Termination satisfying the requirements of Section III(b) or, if applicable, a Termination of Employment for Cause. For purposes of this Agreement, no such purported Termination of Employment shall be effective except as constituting Good Reason.
Executive’s continued employment with the Company Group shall not constitute a consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder. Any good faith determination of “Good Reason” made by the Executive shall be conclusive for purposes of this Agreement.

“Notice of Termination” shall mean written notice that indicates the specific provision(s) of this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for Executive’s Termination of Employment under the provision(s) so indicated.
“Protection Period” shall mean a period of _____ (_) years following the Change of Control.
“Qualifying Termination” shall mean Termination of Employment without Cause or, if by the Executive, for Good Reason within the Protection Period.
“Retirement” shall mean Executive’s voluntary Termination of Employment with the Company, other than for Good Reason, and in accordance with the Company’s retirement policy generally applicable to its employees or in accordance with any prior or contemporaneous retirement agreement or arrangement between Executive and the Company.
“Section 409A Change of Control” shall mean a “change in the ownership,” “change in the effective control,” or “change in ownership of a substantial portion of the assets” of the Company, as defined by Section 409A of the Code and Treasury Regulation 1.409A(3)(i)(5).
“Severance Bonus Amount” shall mean an amount determined by averaging the percentages of Executive’s base salary that were actually awarded to Executive as incentive bonuses under short-term incentive plans of the Company Group for the five most recently completed fiscal years prior to the fiscal year in which the Change of Control occurs, and multiplying such average percentage by the greater of (A) Executive’s annual base salary in effect immediately prior to the Termination of Employment, or (B) Executive’s annual base salary in effect as of the date of the Change of Control. If Executive was not employed by the Company Group for the entire five-year period, the average shall be determined only for those years during which Executive was so employed.

“Termination of Employment” shall mean Executive’s “separation from service” (as defined by Section 409A of the Code) with the Company Group.
II.Term of Agreement.
(a)General. Upon execution by Executive, this Agreement shall commence effective as of __________, 20__. This Agreement shall continue in effect through __________, 20__; provided, however, that commencing on __________, 20__, and every __________ thereafter, the term of this Agreement shall automatically be extended for an additional year unless, not later than ninety (90) calendar days prior to the date on which this Agreement otherwise automatically would be extended, the Company shall have given notice to Executive that it does not wish to extend this Agreement; provided further, however, that if a Change of Control shall have occurred during the initial or any extended term of this Agreement, this Agreement shall continue in effect for the Protection Period.
(b)Disposition of Employer. In the event Executive is employed by another entity within the Company Group, other than the Company, and such entity is sold or otherwise disposed of prior to the date on which a Change of Control occurs, the terms of this Agreement shall expire, unless Executive continues employment with the Company Group after such sale or other disposition. If Executive’s employer is sold or disposed of on or after the date on which a Change of Control occurs, this Agreement shall continue through its original term or any extended term then in effect.
(c)Expiration of Agreement. No termination or expiration of this Agreement shall affect any rights, obligations or liabilities of either party that shall have accrued on or prior to the date of such termination or expiration.
III.Benefits Following Termination of Employment After a Change of Control.
(a)Entitlement to Benefits Upon Termination of Employment. Upon a Termination of Employment following a Change of Control, Executive shall be entitled to benefits provided in this Section III and, as applicable, Section IV.
(b)Notice of Termination. Any purported Termination of Employment by either the Company or Executive shall be communicated on the Termination Notice Date by written Notice of Termination to the other party hereto in accordance with Section VIII. For purposes of this Agreement, “Termination Notice Date” means: (i) thirty (30) days advance notice of Executive’s Termination of Employment due to Disability or for Cause, or (ii) not less than thirty (30) days nor no more than sixty (60) days advance notice of Executive’s Termination of Employment for Good Reason.
If Executive’s Termination of Employment shall be for Cause or by Executive for other than Good Reason, the Company shall pay Executive his or her full base salary through the Termination of Employment at the salary level in effect at the time Notice of Termination is given and shall pay any amounts to be paid to Executive pursuant to any other compensation or stock or stock option plan(s), program(s) or employment agreement(s) then in effect, at the time such payments are due under such plan(s), program(s) or agreement(s), and the Company shall have no further obligations to Executive under this Agreement.
If within thirty (30) calendar days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the grounds for Termination of Employment, then, amounts will be treated as paid upon Termination of Employment if paid on the date on which the dispute is finally resolved, whether by mutual written agreement of the parties or by a decision rendered pursuant to Section XI; provided that such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. In the event such dispute involves nonpayment of benefits under this Agreement, Executive must take further enforcement efforts within the period specified in the Treasury Regulation Section 1.409A-3(g) in order to demonstrate reasonable diligence (generally within 180 days of the latest date on which payment could have been timely made absent such dispute). Notwithstanding the pendency of any such dispute, the Company will continue to pay Executive his or her full compensation including, without limitation, base salary, bonus, incentive pay and equity grants, in effect when the notice of the dispute was given, and continue Executive’s participation in all benefits plans or other perquisites in which Executive was participating, or which Executive was enjoying, when the Notice of Termination giving rise to the dispute was given, until the dispute is finally resolved, provided that any amounts subject to Section 409A of the Code shall not commence to be paid until the sixth month anniversary of Executive’s Termination of Employment. Amounts paid under this Subsection (b) are in addition to and not in lieu of all other amounts due to Executive under this Agreement and shall not be offset against or reduce any other amounts due to Executive under this Agreement.
IV.Compensation Upon a Qualifying Termination of Employment.

Upon Executive’s Qualifying Termination following a Change of Control, Executive shall be entitled to the following benefits:

(d)Standard Benefits. The Company shall pay Executive his or her full accrued and unpaid base salary through Termination of Employment at the rate in effect at the time the Notice of Termination is given, no later than the second business day following Termination of Employment, plus all other amounts to which Executive is entitled under any applicable compensation plan(s) or program(s) of the Company.

(e)Prorated Payout of Short-Term Bonus. Payment in full of Executive’s prorated bonus for the fiscal year in which the Qualifying Termination occurs. The prorated bonus amount shall be calculated as Executive’s target bonus amount for the fiscal year in which the Qualifying Termination occurs, or, if greater, the actual bonus awarded to Executive under any short-term incentive plan(s) of the Company for the fiscal year immediately preceding the fiscal year in which the Qualifying Termination occurs, divided by 365 and multiplied by the number of calendar days in said year immediately up to the day on which the Qualifying Termination occurs. The Company shall pay such payment to Executive in a lump sum, in cash, on the sixth month anniversary of Executive’s Qualifying Termination.

(f)Accelerated Vesting of Equity Awards. All unvested stock options, restricted stock and stock equivalent and/or unit awards, including performance awards, that have been granted or sold to the Executive by the Company and which have not otherwise vested, shall immediately accelerate and vest in full as of the date of such Qualifying Termination and shall be paid or settled according to the terms of the applicable award agreement (including any deferral elections).

(g)Additional Benefits. The Company shall pay to Executive the product of _____ (_) multiplied by the sum of (x) the greater of (i) Executive’s annual base salary in effect immediately prior to the Qualifying Termination, or (ii) Executive’s annual base salary in effect as of the date of the Change of Control, (y) Executive’s Severance Bonus Amount, and (z) the cost of the annual Company portion of the premium under such level of coverage as the Executive and the Executive’s family had been participating immediately prior to the Executive’s Termination of Employment under any health and welfare benefit plans maintained by the Company (the total amount, the “Additional Pay”). The Company shall pay the Additional Pay to Executive in a lump sum, in cash, on the six month anniversary of Executive’s

Termination of Employment. Subject to the provisions of Section XIII, the Company shall maintain for Executive all such perquisites and fringe benefits enjoyed by Executive immediately prior to Termination of Employment as are approved in writing by the Company’s Chief Executive Officer or Committee, as applicable, for such period as is specified in such writing.
The payment described in this Subsection (d) shall not be deemed to be regular compensation which is subject to any deferral elections made by the Executive, or Company matching contributions, under any qualified pension plan, nonqualified pension plan, 401(k), excess 401(k) or nonqualified deferred compensation plan then maintained by the Company, except as specifically required under the terms of such plans. Except as specifically set forth in Section IV(e) below or as specifically required under the terms of the applicable plans, such payment shall not be taken into consideration for purposes of computation of benefits under any qualified and/or non-qualified employee pension benefit plans or employee welfare benefit plans then maintained by the Company, and, if applicable, any agreement entered into between the Executive and the Company which is then in effect.
(h)Retirement Plan Benefits. If not already vested, Executive shall be deemed fully vested as of his or her Termination of Employment in any Company nonqualifed retirement plan(s) or other written agreement(s) between Executive and the Company relating to pay or other nonqualified retirement income benefits upon Retirement in which Executive was a participant, party or beneficiary immediately prior to the Change of Control, and any additional nonqualified plan(s) or agreement(s) in which such Executive became a participant, party or beneficiary thereafter.
(i)Deemed Change of Control. In the event the Executive incurs a Termination of Employment without Cause at the request of a third party who has taken steps to effect a Section 409A Change of Control, or otherwise was in connection with the Section 409A Change of Control, and in each case, such Termination of Employment occurred within either six months after the execution of a definitive agreement that when consummated would constitute a Section 409A Change of Control or six months prior to a Section 409A Change of Control, the Executive shall be deemed to have had a Qualifying Termination and shall receive the payments and benefits described in Section IV.
(j)Legal Fees and Expenses. The Company shall pay to Executive all legal fees and expenses as and when incurred by Executive in connection with this Agreement, including all such fees and expenses, if any, incurred in contesting or disputing any Termination of Employment or in seeking to obtain or enforce any right or benefit provided by this Agreement, regardless of the outcome, unless, in the case of a legal action brought by or in the name of Executive, a decision is rendered pursuant to Section XI, or in any other proper legal proceeding, that such action was not brought by Executive in good faith. Such reimbursements shall be made no later than the last day of the calendar year following the calendar year in which the expenses were incurred.
(k)No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Section IV by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section IV be reduced by any compensation earned by Executive as the result of employment by another employer or by Retirement or other benefits received from whatever source after his or her Termination of Employment or otherwise, except as specifically provided in this Section IV. The Company’s obligation to make payments to Executive under this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company Group may have against Executive or other parties.

(l)Alternatives in the Event of Excise Tax. In the event the Executive may be subject to the Excise Tax (as defined in Appendix A) described in Section 4999 of the Code, the provisions set forth in Appendix A shall apply.
V.Death and Disability Benefits.
In the event of the death or Disability of Executive after a Change of Control, Executive, or in the case of death, Executive’s Beneficiaries, shall receive the benefits to which Executive or his or her Beneficiaries are entitled under this Agreement and any and all retirement plans, pension plans, disability policies and other applicable plans, programs, policies, agreements or arrangements of the Company.

VI.Successors; Binding Agreement.
(a)Obligations of Successors. The Company will require any successor or assignee (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company is required to perform it. Accordingly, this Agreement shall be binding upon such successor or assignee. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to pursue appropriate remedies for such breach.
(b)Enforceable by Beneficiaries. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representative, executors, administrators, successors, heirs, distributes, devises and legatees (the “Beneficiaries”). In the event of the death of Executive while any amount would still be payable hereunder if such death had not occurred, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s Beneficiaries.
(c)Employment. Except in the event of a Change of Control and, thereafter, only as specifically set forth in this Agreement, nothing in this Agreement shall be construed to (i) limit in any way the right of the Company Group to terminate Executive’s employment at any time for any reason or for no reason; or (ii) be evidence of any agreement or understanding, expressed or implied, that the Company Group will employ Executive in any particular position, on any particular terms or at any particular rate of remuneration.
VII.Non-Competition; Non-Solicitation; Confidential Information.
(m)In the event Executive receives, and contingent on such receipt of, the payments and benefits provided under Section IV of this Agreement upon Executive’s Qualifying Termination, Executive agrees that the following restrictive covenants shall apply:
(i)For a period of one year after Executive’s Qualifying Termination, Executive will not compete against the Company Group in any Energizer Business. For purposes of this Agreement, “Energizer Business” shall mean any of the following business activities: all aspects of manufacturing, marketing, distributing, consulting with regard to, and/or operating a facility for the manufacturing, processing, marketing, or distribution of household and specialty batteries; portable lights; and automotive appearance, performance, refrigerants and freshener products, as well as other products the Company may pursue in the future. For purposes of this Agreement, to “compete” means to accept or begin employment with, advise, finance, own (partially or in whole), consult with, or accept an assignment through an employer with any third party worldwide in a position involving or relating to an Energizer Business. This Subsection (a), however, does not preclude Executive from buying or selling shares of stock in any company that is publicly listed and traded in any stock exchange or over-the-counter market.
(ii)For a period of one year following the Executive’s Qualifying Termination, Executive shall not (i) induce or attempt to induce any employee of the Company Group to leave the employ of the Company Group or in any way interfere with the relationship between the Company Group and its employees or (ii) induce or attempt to induce any customer, supplier, distributor, broker, or other business relation of the Company Group to cease doing business with the Company Group, or in any way interfere with the relationship between any customer, supplier, distributor, broker or other business relation and the Company Group.
(iii)Executive shall hold in fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to any Company Group and their respective businesses, which shall have been obtained during Executive’s employment with such Company Group and which shall not be public knowledge (other than by acts by Executive or his or her representatives in violation of this Agreement). After Executive’s Qualifying Termination with any Company Group, Executive shall not, without prior written consent of such Company Group, communicate or divulge any such information, knowledge or data to anyone other than the Company Group or those designated by them.

In no event shall an asserted violation of this Section VII constitute a basis for deferring or withholding any amounts otherwise payable to Executive under this Agreement.

VIII.Notice.

All notices and communications including, without limitation, any Notice of Termination hereunder, shall be in writing and shall be given by hand delivery to the other party, by registered or certified mail, return receipt requested, postage prepaid, or by overnight delivery service, addressed as follows:

If to Executive:
__________
__________
__________

If to the Company:

Energizer
533 Maryville University Drive
St. Louis, Missouri 63141
Attn: Chief Human Capital Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be deemed given and effective when actually received by the addressee.
IX.Miscellaneous.

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Company’s Chief Executive Officer or other authorized officer designated by the Board or an appropriate committee of the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any conditions or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Missouri. All references to sections of the Code or the Exchange Act shall be deemed also to refer to any successor provisions of such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under Sections IV and V shall survive the expiration of the term of this Agreement.
X.Validity.
The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
XI.Arbitration.
Any dispute that may arise directly or indirectly in connection with this Agreement, Executive’s employment or Executive’s Termination of Employment, whether arising in contract, statute, tort, fraud, misrepresentation, discrimination or other legal theory, shall be resolved by arbitration in St. Louis, Missouri under the applicable rules and procedures of the AAA. The only legal claims between Executive and the Company Group that would not be included in this agreement to arbitration are claims by Executive for workers’ compensation or unemployment compensation benefits, claims for benefits under a Company Group benefit plan if the plan does not provide for arbitration of such disputes, and claims by Executive that seek judicial relief in the form of specific performance of the right to be paid until Termination of Employment during the pendency of any applicable dispute or controversy. If this Article XI is in effect, any claim with respect to this Agreement, Executive’s employment or Executive’s Termination of Employment must be established by a preponderance of the evidence submitted to an impartial arbitrator. A single arbitrator engaged in the practice of law shall conduct any arbitration under the applicable rules and procedures of the AAA. The arbitrator shall have the authority to order a pre-hearing exchange of information by the parties including, without limitation, production of requested documents, and examination by deposition of parties and their authorized agents. If this Article XI is in effect, the decision of the arbitrator: (i) shall be final and binding, (ii) shall be rendered within ninety (90) days after the empanelment of the arbitrator, and (iii) shall be kept confidential by the parties to such arbitration. The arbitration award may be enforced in any court of competent jurisdiction. The Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., not state law, shall govern the arbitrability of all claims.
XII.Entire Agreement.
This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. The parties to this Agreement agree that this Agreement shall supersede any and all prior Change of Control Employment Agreements between the Executive and the Company or its predecessors or successors in interest, including any such agreements entered into with Edgewell Personal Care Company, formerly known as Energizer Holdings, Inc., or its affiliates.

XIII.Specified Employee Six Month Deferral.
Notwithstanding anything to the contrary in this Agreement, if Executive qualifies as a “specified employee” as defined in Section 409A of the Code, a payment of nonqualified deferred compensation paid on account of a Termination of Employment may not be made until at least six months after such Termination of Employment. Any such payment otherwise due in such six month period shall be suspended and become payable at the end of such six month period.
XIV.Compliance with Section 409A of the Code.
No provision of this Agreement shall be operative to the extent that it will result in the imposition of the additional tax described in Section 409A(a)(1)(B)(II) of the Code because of failure to satisfy the requirements of Section 409A of the Code and the regulations and guidance issued thereunder.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement effective as of __________, 20__.

EXECUTIVE

ENERGIZER HOLDINGS, INC.

By:
Mark S. LaVigne
Chief Executive Officer

APPENDIX A
Alternatives in the Event of Excise Tax

In the event any payment(s) or the value of any benefit(s) received or to be received by Executive in connection with Executive’s Qualifying Termination following a Change of Control (whether received or to be received pursuant to the terms of this Agreement or of any other plan, arrangement or agreement of the Company, its successors, any person whose actions result in a Change of Control, or any person affiliated with any of them (or which, as a result of the completion of the transaction(s) causing a Change of Control, will become affiliated with any of them) (collectively, the “Payments”)), are determined, under the provisions of this Appendix A, to be subject to an excise tax imposed by Section 4999 of the Code (any such excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), as determined in this Appendix A, then the Company shall reduce the aggregate amount of the Payments payable to the Executive such that no Excise Tax shall be payable by the Executive and the Payments shall not cease to be deductible by the Company by reason of Section 280G of the Code (or any successor provision thereto). Notwithstanding the foregoing, the Company shall not reduce the aggregate amount of the Payments payable to the Executive pursuant to the foregoing sentence if the After-Tax Amount (as defined below) of the unreduced Payments is greater than the After-Tax Amount that would have been paid had the Payments been reduced pursuant to the foregoing sentence. For purposes of this Agreement “After-Tax Amount” means the portion of a specified amount that would remain after payment of all Excise Taxes (if any), income taxes, payroll and withholding taxes, and other applicable taxes paid or payable by Executive in respect of such specified amount.

If there is a determination that the Payments payable to Executive must be reduced pursuant to the immediately preceding paragraph, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof and of the amount to be reduced. Executive may then elect which and how much of the Payments shall be eliminated or reduced as long as (i) the first such Payments to be reduced are not considered “deferred compensation” within the meaning of Section 409A of the Code (if any), (ii) if Payments described in (i) are exhausted and additional reductions are necessary, any cash Payments described in this Agreement are reduced next, and (iii) after such election the aggregate present value of the Payments equals the largest amount that would (A) not cause any Excise Tax to be payable by Executive; and (B) not cause any Payments to become nondeductible by the Company by reason of Section 280G of the Code (or any successor provision thereto). Executive shall advise the Company in writing of Executive’s election within ten (10) days of Executive’s receipt of such notice from the Company. Notwithstanding the foregoing, if no election is made by Executive within the ten-day period, the Company may elect which and how much of the Payments shall be eliminated or reduced as long the Company makes such election in accordance with the requirements and determinations under this Appendix A. For purposes of this Appendix A, present value shall be determined in accordance with Section 280G(d)(4) of the Code.

All determinations required to be made under this Appendix A, including whether the aggregate amount of Payments shall be reduced, and the assumptions to be utilized in arriving at such determinations, unless otherwise set forth in this Agreement, shall be made by a nationally recognized certified public accounting firm selected by the Company and reasonably acceptable to Executive (the “Accounting Firm”). The Company shall cause the Accounting Firm to provide detailed supporting calculations to the Company and Executive within fifteen (15) business days after notice is given by Executive to the Company that any or all of the Payments have occurred, or such earlier time as is requested by the Company. Within two (2) business days after such notice is given to the Company, the Company shall instruct the Accounting Firm to timely provide the data required by this Appendix A to Executive. All fees and expenses of the Accounting Firm shall be paid in full by the Company. If the Accounting Firm determines that there is substantial authority (within the meaning of Section 6662 of the Code) that no Excise Tax is payable by Executive, the Accounting Firm shall furnish Executive with a written opinion that failure to disclose or report the Excise Tax on Executive’s federal income tax return will not constitute a substantial understatement of tax or be reasonably likely to result in the imposition of a negligence or any other penalty. Any determination by the Accounting Firm shall be binding upon the Company and Executive in the absence of material mathematical or legal error.